              AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                              ON DECEMBER 3, 1999
                         REGISTRATION NO. 333-_________


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   -----------

                                    FORM S-3

                      AND POST-EFFECTIVE AMENDMENT NO. 1 TO
                      REGISTRATION STATEMENT NO. 333-85413,
                        POST-EFFECTIVE AMENDMENT NO. 2 TO
                     REGISTRATION STATEMENT NO. 333-76173 AND
                        POST-EFFECTIVE AMENDMENT NO. 4 TO
                      REGISTRATION STATEMENT NO. 333-65701


                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                                 LEUKOSITE, INC.
             (Exact name of registrant as specified in its charter)


         DELAWARE                             2834                         04-3173859
(State or other jurisdiction of      (Primary Standard Industrial       (I.R.S. Employer
incorporation or organisation)       Classification Code Numbers)       Identification No.)


                                215 FIRST STREET
                               CAMBRIDGE, MA 02142
                                 (617) 621-9350
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                   -----------

                                 WITH COPIES TO:

CHRISTOPHER K. MIRABELLI, PH.D.                      JUSTIN P. MORREALE, ESQ.
CHAIRMAN OF THE BOARD OF DIRECTORS                   JULIO E. VEGA, ESQ.
LEUKOSITE, INC.                                      Bingham Dana LLP
215 First Street                                     150 Federal Street
Cambridge, MA 02142                                  Boston, MA 02110
(617) 621-9350                                       (617) 951-8000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   -----------

         APPROXIMATE DATE OF COMMENCEMENT PROPOSED SALE TO THE PUBLIC:

         FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement or the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------

                               PROPOSED               PROPOSED
                               MAXIMUM                MAXIMUM                   AGGREGATE        AMOUNT OF
TITLE OF SECURITIES            AMOUNT TO BE           AGGREGATE PRICE           OFFERING         REGISTRATION
    TO BE REGISTERED           REGISTERED(1)          PER UNIT (2)              PRICE (2)        FEE

---------------------------------------------------------------------------------------------------------------------------

Common Stock,
par value $.01 per share            631,295                $37.59             $23,730,379           $6,264.82

---------------------------------------------------------------------------------------------------------------------------

         (1) The total amount of selling shares listed in the prospectus is 8,140,667. A Registration Statement filed on October 15, 1998 registered 7,071,810 shares, of which 5,085,354 shares are being carried forward as of the date hereof and are covered by the combined prospectus contained herein. A registration fee of $14,874.49 was paid on October 15, 1998. A second

Registration Statement declared effective on August 6, 1999, registered an additional 935,625 shares, of which 748,500 are being carried forward as of the date hereof and are covered by the combined prospectus contained herein. A registration fee of $4,033.00 was paid on April 13, 1999. A third Registration Statement declared effective on November 9, 1999, registered an additional 1,675,518 shares, all of which are being carried forward as of the date hereof and are covered by the combined prospectus contained herein. A registration Fee of $8,909.00 was paid on August 17, 1999. The number of new shares to be registered under this Registration Statement is 631,295.

         (2) Estimated solely to determine the registration fee. Calculated in accordance with Rule 457(c), based on the offering of up to 631,295 shares at a purchase price of $37.59 per share, which is the average of the high and low sale prices reported in the consolidated reporting system of the Nasdaq National Market on November 26, 1999. It is not known how many shares will be purchased under this Registration Statement or at what price such shares will be purchased.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES SHALL NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             DATED DECEMBER 3, 1999

                                8,140,667 SHARES

                                 LEUKOSITE, INC.
                                  COMMON STOCK

         Selling stockholders identified in this prospectus may sell up to 8,140,667 shares of common stock of LeukoSite, Inc. LeukoSite will not receive any of the proceeds from the sale of shares by the selling stockholders. LeukoSite's common stock is listed on the Nasdaq National Market under the symbol "LKST". On November 26, 1999, the closing sale price of the common stock, as reported on the Nasdaq National Market, was $38.25 per share.

              INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE
                OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the National Market System of the Nasdaq Stock Market, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. More information is provided in the section titled "Plan of Distribution."

                The date of this prospectus is December 3, 1999

                       WHERE YOU CAN GET MORE INFORMATION

         We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, DC, New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov". In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC 20006.

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         --Annual Report on Form 10-K/A for the year ended December 31, 1998.

         --Quarterly Reports on Form 10-Q filed May 12, 1999, August 12, 1999, and November 5, 1999.

         --Current Reports on Form 8-K filed January 5, 1999, February 26, 1999,
           April 6, 1999, April 27, 1999, June 24, 1999, August 3, 1999,
           September 3, 1999, and October 21, 1999.

         --The description of the common stock contained in LeukoSite's
           Registration Statement on Form 8-A filed with the SEC under the Securities Exchange Act of 1934.

         --You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:

                                 LeukoSite, Inc.
                                215 First Street
                               Cambridge, MA 02142
                            Attn: Investor Relations
                                 (617) 621-9350
                            information@LeukoSite.com

         This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. No one else is authorized to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding LeukoSite's proposed merger with a subsidiary of Millennium Pharmaceuticals, Inc., drug development programs, clinical trials, receipt of regulatory approval, capital needs, intellectual property, expectations and intentions.

         Forward-looking statements necessarily involve risks and uncertainties, and LeukoSite's actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth below under "Risk Factors" and elsewhere in this prospectus. The factors set forth below under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

RISK FACTORS

         INVESTING IN LEUKOSITE'S COMMON STOCK IS VERY RISKY. YOU SHOULD BE ABLE TO BEAR A COMPLETE LOSS OF YOUR INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS.

         IF CAMPATH (Registered Trademark) IS NOT APPROVED FOR SALE OF IF SCHERING AG DOES NOT SUCCESSFULLY MARKET CAMPATH (Registered Trademark) ON OUR BEHALF, OUR ANTICIPATED FUTURE REVENUE TARGETS WILL NOT BE ACHIEVED.

         We have only one product in the process of being reviewed by the FDA for approval, our CAMPATH (Registered Trademark) monoclonal antibody, and that review is in the early stages. There can be no assurance that the FDA or any foreign governmental agency will approve CAMPATH(Registered Trademark) for commercial sale on a timely basis or at all. The failure of CAMPATH (Registered Trademark) to be approved by FDA and foreign governmental agencies on a timely basis would have a material adverse effect on our business, financial condition and results of operations.

         We have no experience with commercial sales and marketing. We will rely solely upon Schering AG and its U.S. affiliate, Berlex Laboratories, for the marketing, distribution and sale of CAMPATH (Registered Trademark) in the United States and Europe. We have no plans to directly market CAMPATH (Registered Trademark). Our right to share in the profits for U.S. sales of CAMPATH (Registered Trademark) or to receive a royalty on sales of CAMPATH (Registered Trademark) outside the U.S. is dependent upon the marketing and sales activities of Schering and Berlex. We can make no assurances that there will be any profits on sales of CAMPATH (Registered Trademark) in the U.S. In the event that there are losses resulting from the marketing of CAMPATH (Registered Trademark) in the U.S., LeukoSite will bear one-third of those losses.

         Our only source of revenues from product sales, if any, for the next several years is likely to be from sales of CAMPATH (Registered Trademark); however, we cannot be certain that CAMPATH (Registered Trademark) will be approved for commercial sale or accepted in the United States or in any foreign markets. A number of factors may affect the rate and level of market acceptance of CAMPATH (Registered Trademark), including:

      -the perception by physicians and other members of the health care community of its safety and efficacy or that of competing products, if any;

      -the effectiveness of Berlex's sales and marketing efforts in the United
       States and the effectiveness of Schering's sales and marketing efforts in Europe;

      -the marketing and continued development of competing drugs;

      -unfavorable publicity concerning CAMPATH (Registered Trademark) or comparable drugs;

      -its price relative to other drugs or competing treatments;

      -the availability of third party reimbursement; and

      -regulatory developments related to the manufacture or continued use of CAMPATH (Registered Trademark).

         WE RELY ON BOEHRINGER INGLEHEIM AS OUR SOLE SOURCE MANUFACTURER OF CAMPATH (Registered Trademark) AND OUR ABILITY TO GENERATE REVENUES IN THE FUTURE WILL BE ADVERSELY AFFECTED IF WE ARE UNABLE TO OBTAIN SUFFICIENT QUANTITIES OF CAMPATH (Registered Trademark) FROM THEM.

         We have an agreement with Boehringer Ingleheim for the production of CAMPATH (Registered Trademark) for our clinical trials and for any commercial sales. If Boehringer Ingleheim were not able to produce sufficient quantities of CAMPATH (Registered Trademark) or if we were required to transfer manufacturing processes of CAMPATH (Registered Trademark) to other third-party manufacturers, then we could experience significant delays in supply. We have no experience in manufacturing and we lack the facilities and personnel to manufacture CAMPATH (Registered Trademark) and to produce an adequate supply to meet future requirements. The loss of Boehringer Ingleheim as our contract manufacturer for CAMPATH (Registered Trademark) or its inability to meet our requirements of supply of CAMPATH (Registered Trademark) would have a material adverse effect on our business, financial condition or results of operations.

         OUR DRUG CANDIDATES MAY NOT PROVE TO BE SAFE AND EFFECTIVE IN HUMAN CLINICAL TRIALS.

         We are currently testing three monoclonal antibodies and three small molecule products in human clinical trials. Clinical trials of drug candidates involve the testing of potential therapeutic agents in humans to determine whether the drug candidates are safe and effective and, if so, to what degree. Many drugs in human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Drugs in later stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through initial human testing. The clinical trials of any of our drug candidates may not be successful which may prevent us from commercializing the drug, substantially impairing our business, financial condition and results of operations.

         OUR DRUG CANDIDATES ARE SUBJECT TO GOVERNMENTAL REGULATION AND PRODUCT APPROVALS.

         Our products currently under development are subject to extensive and rigorous regulation by the federal government, principally the FDA, and by state and local governments. If we market these products abroad, foreign governments may also impose export/import requirements and other restrictive regulations. We must complete all appropriate regulatory clearance processes before commercializing a product, which is lengthy and expensive. We cannot be sure that we can obtain necessary regulatory approvals on a timely basis, if at all, for any of the products we are currently developing, and all of the following could have a material adverse effect on our business, financial condition and results of operations

     -- significant delays in obtaining or failing to obtain required approvals

     --   loss of previously obtained approvals

     --   failing to comply with existing or future regulatory requirements

         Complying with FDA regulatory requirements applicable to product development and obtaining FDA approval can take a number of years, involves the expenditure of substantial resources and is uncertain. Many products that initially appear promising ultimately do not reach the market because they are found to be unsafe or ineffective or cannot meet the FDA's other regulatory requirements. Moreover, it is possible that the current regulatory framework could change or additional regulations could arise at any stage during our product development, which may affect our ability to obtain approval as anticipated, delay the submission or review of an application, or require additional expenditures by LeukoSite.

         All of LeukoSite's product candidates will require FDA and foreign government approvals for commercialization, none of which have been obtained. LeukoSite and ILEX Oncology, our joint venture partner for the development of CAMPATH (Registered Trademark), are required to file a Biologics Licensing Application with the FDA before beginning commercialization of CAMPATH (Registered Trademark) in the United States and must also file for marketing approval from other jurisdictions. We are not certain when, independently or with our collaborative partners, we will submit any marketing applications for our other monoclonal antibodies or small molecule antagonists under development. We cannot guarantee that any studies will demonstrate that the products are safe and effective for their intended uses, or that the FDA will grant required approval on a timely basis, or at all, for CAMPATH (Registered Trademark) or other product for any studied indications.

         Government regulations may cause delays in LeukoSite's marketing of products for a considerable or indefinite time, which could impose costly procedural requirements upon LeukoSite's activities. While we attempt to comply with such applicable government regulations, larger companies or companies more experienced in regulatory affairs may obtain a competitive advantage over us. Delays in obtaining governmental regulatory approval could adversely affect our marketing strategy as well as our ability to generate revenue from commercial sales. Our inability to obtain marketing approval of our products on a timely basis, or at all, would have a material adverse effect on our business, financial condition and results of operations.

         WE ARE IN THE EARLY STAGES OF PRODUCT DEVELOPMENT.

         Many of LeukoSite's research and development programs are at an early stage of development. The FDA has not approved any of our product candidates. We have limited experience in conducting preclinical and clinical trials. Furthermore, even if we receive initially positive preclinical trial results, such results do not mean that similar results will be obtained in the later stages of drug development, such as additional preclinical trials or human clinical testing. All of our potential drug candidates are prone to the risks of failure inherent in pharmaceutical product development, including the possibility that none of our drug candidates will or can

         --be safe and effective

         --otherwise meet applicable regulatory standards

         --receive the necessary regulatory marketing approvals

         --develop into commercially viable drugs

         --be manufactured or produced economically and on a large scale

         --be successfully marketed

         --be reimbursed by government or private consumers

         --achieve customer acceptance

         In addition, third parties may preclude us from marketing our drugs through enforcement of their proprietary rights. Or, third parties may succeed in marketing equivalent or superior drug products. Our failure to develop safe, commercially viable drugs would have a material adverse effect on our business, financial condition and results of operations.

         IF OUR COLLARATIVE PARTNERS DO NOT ACTIVELY SEEK TO COMMERCIALIZE DRUG CANDIDATES RESULTING FROM THEIR COLLABORATION WITH US, OUR REVENUES WILL SUFFER.

         A key element of LeukoSite's strategy is to accelerate certain of its drug discovery and development programs and to fund its capital requirements, in part, through collaboration agreements with major pharmaceutical companies. We currently have collaboration agreements with Warner-Lambert Company, Roche Bioscience, Kyowa Hakko Kogyo, Ltd. and Genentech, Inc., Schering AG, and Hoechst Marion Roussel. Warner-Lambert, Roche, Kyowa and Hoechst Marion Roussel have the right, but not the obligation, to conduct preclinical and clinical trials of the compounds developed during their collaboration with us and to commercialize any drug candidates resulting from their collaboration with us. Genentech has the right, but not the obligation, to conduct Phase III clinical trials of and to commercialize our LDP-02 monoclonal antibody product. Thus, the collaboration agreements allow our collaborative partners significant discretion in electing whether to pursue the development of any potential drug candidates. As a result, we cannot control the amount and timing of the resources dedicated by our collaborative partners to their respective collaborations with us.

         This also means that LeukoSite's right to receive revenues under the collaboration agreements for drug development milestones or royalties, co-promotion rights or profit-sharing on sales is dependent largely upon the activities and the development, manufacturing and marketing resources and abilities of its collaborative partners. As such,

         --our partners may not pursue the development and commercialization of compounds resulting from their collaboration with us

         --any development or commercialization may not be successful even if our partners pursued such efforts

         --we may not derive substantial or any royalty or product sales revenue from our collaborations

         Moreover, certain drug candidates discovered by LeukoSite may be competitive with our partners' drugs or drug candidates. Accordingly, it is possible that our collaborative partners will choose not to proceed with the development of our drug candidates or that they will pursue their existing or alternative technologies in preference to our drug candidates. We advise you that

         --our interests may not always coincide with those of our collaborative partners

         --some of our collaborative partners could independently develop or develop with third parties drugs which compete with ours

         --disagreements with our partners over rights to technology or other proprietary interests might occur, leading to delays in research or in the development and commercialization of certain product candidates (such disputes could also require or result in litigation or arbitration, which is time-consuming and expensive)

         IF OUR COLLABORATIVE PARTNERS TERMINATE OUR AGREEMENTS WITH THEM, OUR ABILITY TO FUND OUR RESEARCH OPERATIONS AND CLINICAL TRIALS WILL SUFFER.

         LeukoSite relies on its collaborative partners to fund a substantial portion of its research operations and clinical trials. Although each of the collaboration agreements may be extended past its current term, we cannot be sure that these contracts will be extended or renewed, or that any renewal, if made, will be on terms favorable to us.

         In short, we cannot guarantee that any of the collaboration agreements will remain in effect for its expected term. If any of the collaborative partners terminates or breaches its agreement with LeukoSite, or fails to conduct its collaborative activities in a timely manner, then the development or commercialization of any drug candidate or research program with such partner could be delayed or terminated. Alternatively, we may have to devote unexpected and unbudgeted additional resources to such development or commercialization, all of which could have a material adverse effect on our business, financial condition and results of operations.

         OUR SIGNIFICANT EXPENSES MAY CAUSE US TO CONTINUE TO INCUR FUTURE
LOSSES.

         LeukoSite has incurred a net operating loss every year since it was incorporated in May 1992, and had an accumulated deficit of approximately $68.8 million through September 30, 1999. LeukoSite expects to incur significant additional operating losses over the next several years and expects cumulative losses to increase substantially due to expanded research and development efforts, preclinical and clinical trials and commercialization expenses. In 2000, we expect that our only revenues will come primarily from milestone payments and any other amounts received under existing and future collaboration agreements, if any. It is possible that we may not be able to

         -successfully commercialize any of our products

         -establish any additional collaborative relationships on terms acceptable to us

         -maintain the current collaboration agreements in effect

         -achieve the milestones that are required for us to receive funds from our current collaborative partners

         LeukoSite's ability to generate revenue or achieve profitability is dependent in part on its and its collaborative partners' ability to complete the development of drug candidates successfully, to obtain regulatory approvals for drug candidates and to manufacture and commercialize any resulting drugs. We cannot provide assurance that we will successfully identify, develop, commercialize, manufacture and market any products, obtain required regulatory approvals or achieve profitability.

         WE HAVE SIGNIFICANT DEVELOPMENT COSTS AND ARE UNCERTAIN AS TO THE AVAILABILITY OF FUTURE FUNDING.

         LeukoSite will require substantial additional funds in order to finance its drug discovery and development programs, fund operating expenses, pursue regulatory clearances, and prosecute and defend its intellectual property rights. We depend heavily upon our collaborative partners for research and clinical trials funding and we cannot be sure that revenues from product sales or our existing collaboration agreements will provide the necessary funding to meet our operating expenses. In the event that the merger of LeukoSite and Millennium is not consummated, LeukoSite will have to seek additional funding through public or private financing or collaboration or other arrangements with collaborative partners. The raising of additional funds through the issuance of equity securities may result in further dilution to our existing stockholders. We cannot be sure that additional financing will be available, in the first instance, from any sources or, even if available, that such funds will be available on acceptable terms.

         WE CANNOT BE CERTAIN THAT WE WILL OBTAIN SUFFICIENT PATENT PROTECTION, OR THAT ANY SUCH PATENTS SO OBTAINED WILL PROVIDE SUFFICIENT PROTECTION AGAINST COMPETITIVE PRODUCTS OR PROCESSES.

         LeukoSite's success will depend in part on its ability to obtain United States and foreign patent protection for its drug candidates and processes, preserve its trade secrets, and operate without infringing the proprietary rights of third parties. We place considerable importance on obtaining patent protection for significant new technologies, products and processes. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions, and the scope of claims made under such patents, are still developing. Our patent position is highly uncertain and involves complex legal and factual questions. We cannot be certain that the named applicants or inventors of the subject matter covered by our patent applications or patents (whether directly owned by us or licensed to us) were the first to invent or the first to file patent applications for such inventions. Third parties may challenge, infringe upon, circumvent or seek to invalidate existing or future patents owned by or licensed to us. A court or other agency with jurisdiction may find our patents unenforceable. Even if we have valid patents, these patents still may not provide sufficient protection against competitive products or other commercially valuable products or processes.

         If a third party claims the same or overlapping subject matter as we have claimed in a United States patent application or patent, then we may decide or be required to participate in interference proceedings in the United States Patent and Trademark Office (PTO) in order to determine who invented the subject matter first. If we lost such an interference proceeding, then we would be deprived of the patent protection we previously sought or obtained. Indeed, regardless of whether we win or lose in such proceedings, we would still incur substantial costs.

         In addition to patent protection, LeukoSite relies on trade secrets, proprietary know-how, and confidentiality provisions in agreements with our collaborative partners, employees and consultants to protect our intellectual property. We also rely on invention assignment provisions in agreements with employees and certain consultants. It is possible that these agreements could be breached or that we might not have adequate remedies for any such breaches. Third parties may learn of or independently discover our trade secrets, proprietary know-how and intellectual property, which could have a material adverse effect on our business, financial condition and results of operations.

         LeukoSite's product candidates LDP-01, LDP-02 and CAMPATH (Registered Trademark) are humanized monoclonal antibodies. We are aware that both the PTO and certain foreign governments have issued patents to third parties which relate to certain humanized antibodies, products useful for making humanized antibodies, and processes for making and using humanized antibodies. We may choose to seek or be required to seek licenses under certain of these patents.

         We are also aware of third party applications in the United States and abroad relating to certain humanized monoclonal antibodies, products useful for making humanized antibodies, and processes for making and using humanized antibodies. LeukoSite may choose to seek or be required to seek licenses under some or all of the patents which might issue from these patent applications.

         THERE IS SIGNIFICANT AND WIDESPREAD LITIGATION IN THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRY REGARDING PATENTS AND PROPRIETARY RIGHTS AND OUR BUSINESS AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED IF WE BECOME INVOLVED IN SUCH LITIGATION.

         There is significant and widespread litigation in the pharmaceutical and biotechnology industry regarding patents and proprietary rights. LeukoSite may need to assert claims of infringement, enforce its patents, protect trade secrets, know-how or other intellectual property rights, or determine the scope or validity of proprietary rights of third parties. Conversely, we may need to defend against claims of infringement by third parties. We cannot guarantee that any of our patents will ultimately be held valid or that our efforts to assert or defend any patents, trade secrets, know-how or other intellectual property rights would be successful. Similarly, we cannot guarantee that our products or processes will not be held to infringe the patents or other intellectual property rights of others. Uncertainties emanating from the initiation and continuation of any patent or related litigation could have a material adverse effect on our business, financial condition and results of operations.

         The expenses of intellectual property litigation or other similar proceedings would be likely to be substantial, and could have a material adverse effect on LeukoSite's business, financial condition and results of operations. An adverse outcome in such litigation or proceeding could subject LeukoSite to significant liabilities or require LeukoSite to cease certain activities. If any of our present or future products or processes is alleged or determined to infringe upon the patents or impermissibly use the intellectual property of others, we may choose or be required to obtain licenses from third parties under their patents or proprietary rights. We cannot guarantee that we will be able to obtain those licenses on acceptable terms, if at all. In such event, we would be severely restricted or prohibited from the development, manufacture and sale of our drug candidates.

         IF OUR COMPETITIORS SUCCEED IN DEVELOPING OR LICENSING TECHNOLOGIES OR FUTURE DRUG PRODUCTS, OUR TECHNOLOGY AND FUTURE DRUG PRODUCTS COULD BECOME OBSOLETE AND NONCOMPETITIVE.

         The biotechnology and pharmaceutical industries are intensely competitive. LeukoSite has many competitors both in the United States and abroad, including major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions. Many of our competitors have greater financial and other resources, such as larger research and development staffs and more effective marketing and manufacturing organizations. Our competitors may succeed in developing or licensing on an exclusive basis technologies and drugs that are more effective or less costly than any which we are currently developing, which could render our technology and future drug products obsolete and noncompetitive. It is possible for our competitors to obtain FDA or other regulatory approvals for drug candidates before we can. In general, companies that begin commercial sale of their drugs before their competitors have a significant competitive advantage in the marketplace, including the ability to obtain certain patent and FDA marketing exclusivity rights that would delay our ability to market certain products. Even if our drugs or drug products are approved for sale, we cannot assure our ability to compete successfully with competitors' existing products or products under development.

         WE RELY ON CONTRACT MANUFACTURERS AND LACK MANUFACTURING EXPERIENCE OURSELVES.

         In addition to relying on Boehringer Ingleheim as the sole manufacturer of CAMPATH (Registered Trademark), LeukoSite depends on third parties to manufacture its product candidates and is aware of only a limited number of manufacturers which it believes has the ability and capability to manufacture its drug candidates for preclinical and clinical trials. If we were required to transfer manufacturing processes to other third-party manufacturers, then we could experience significant delays in supply. If, at any time, we are unable to maintain, develop or contract for manufacturing capabilities on acceptable terms, then our ability to conduct preclinical and clinical trials with our drug candidates will be adversely affected, resulting in delays in the submission of drug candidates for regulatory approvals. We have no experience in manufacturing and we currently lack the facilities and personnel to manufacture products in accordance with Good Manufacturing Practices as prescribed by the FDA or to produce an adequate supply of compounds to meet future requirements for preclinical and clinical trials.

         RAPID TECHNOLOGICAL CHANGE COULD RENDER PRODUCTS OBSOLETE.

         Biotechnology and related pharmaceutical technology have undergone and are subject to rapid and significant change. LeukoSite expects that the technologies associated with biotechnology research and development will continue along this rapid path. Our success will depend in large part on our ability to maintain a competitive position in the rapidly changing environment. Because of the rapid changes in technology, our compounds, products or processes may become obsolete before we can recover the expenses incurred in developing such compounds, products or processes. We cannot assure that we can maintain our technological competitiveness.

         WE DEPEND ON KEY PERSONNEL.

         We believe that our ability to successfully implement our business strategy is highly dependent on our management and scientific team. None of our executive officers has employment agreements with us. Losing the services of one or more of these individuals might hinder our ability to achieve our development objectives. We are highly dependent on our ability to hire and retain qualified scientific and technical personnel. The competition for these employees is intense. We cannot be sure that we can continue to hire and retain the qualified personnel needed for our business. Loss of the services of or the failure to recruit key scientific and technical personnel could adversely affect our business, operating results and financial condition.

         WE HAVE NOT DECLARED ANY DIVIDENDS.

         We have never declared or paid cash dividends. We do not intend to declare or pay any cash dividends in the foreseeable future.

                                    LEUKOSITE

         LeukoSite is a biotechnology company developing proprietary monoclonal antibody and small molecule drugs to treat patients with cancer and inflammatory, autoimmune and viral diseases. The mailing address and telephone number of our principal executive office is 215 First Street, Cambridge, MA 02142 and (617) 621-9350.

                               RECENT DEVELOPMENTS

         On October 14, 1999 LeukoSite signed an Agreement and Plan of Merger (the "Merger Agreement") with Millennium Pharmaceuticals, Inc. and ANM, Inc., a wholly owned subsidiary of Millennium. Under the terms of the Merger Agreement, ANM, Inc. will merger with and into LeukoSite, whereby LeukoSite will become a wholly owned subsidiary of Millennium (the "Merger"). Each LeukoSite stockholder will receive for each share of Leukosite stock 0.4296 of Millennium Common Stock, par value $.001 per share. The Merger Agreement and Merger are subject to, among other things, LeukoSite stockholder approval.

         On July 20, 1999 LeukoSite raised approximately $14.4 million in a private placement of its common stock with two institutional investors, HealthCare Ventures V, L.P. and Perseus Capital, LLC, at a price per share of $9.70, for an aggregate of 1,487,548 shares of common stock.

         On July 19, 1999 LeukoSite acquired by merger all of the issued and outstanding capital stock of ProScript, Inc. and, in connection therewith, issued an aggregate of 187,970 shares of common stock and paid initially $411,719 in cash.

         On July 1, 1998 LeukoSite raised approximately $11.8 million in a private placement of common stock. LeukoSite issued approximately 1,970,000 shares of Common Stock.

         On February 11, 1999 LeukoSite acquired by merger all of the issued and outstanding capital stock of CytoMed, Inc. through the issuance initially of 935,625 shares of LeukoSite's Series A Convertible Preferred Stock, which automatically converted into 935,625 shares of common stock as of May 25, 1999. An additional 631,295 shares of common stock were issued on November 30, 1999. These shares were issued to former CytoMed shareholders as additional merger consideration when a milestone payment was received by LeukoSite.

                                 USE OF PROCEEDS

         LeukoSite will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders hereunder.

                              SELLING STOCKHOLDERS

         The Selling Stockholders covered by this prospectus are persons who received LeukoSite common stock in connection with (one or more of the following) (1) the private placement of LeukoSite's common stock which occurred on July 1, 1998, (2) the acquisition (by merger) by LeukoSite of CytoMed, Inc.,
(3) the acquisition (by merger) by LeukoSite of ProScript, Inc., and/or (4) the private placement of LeukoSite's common stock which occurred on July 20, 1999 and also includes persons who were entitled to have shares registered pursuant to piggyback registration rights previously granted by LeukoSite to such persons.

         1998 Private Placement. Under a Registration Rights Agreement dated July 1, 1998 among LeukoSite and certain selling stockholders, we agreed to register the LeukoSite common stock sold to those selling stockholders in the private placement and to use our best efforts to keep the Registration Statement effective for two years, or until all of the shares are sold under the Registration Statement, whichever comes first.

         CytoMed Merger. Under an Agreement and Plan of Merger and Reorganization dated January 4, 1999 among LeukoSite, LeukoSite Merger Corporation, a wholly-owned subsidiary of LeukoSite, and CytoMed, Inc., we agreed to register the LeukoSite common stock to be issued as consideration for the merger of CytoMed with and into LeukoSite Merger Corporation for the accounts of the former shareholders of CytoMed. We also agreed to use our best efforts to keep the Registration Statement effective for two years, or until all of the shares are sold under the Registration Statement, whichever comes first.

         ProScript Merger. Under an Agreement and Plan of Merger and Reorganization dated June 22, 1999 among LeukoSite, ProScript Acquisition Co., a wholly-owned subsidiary of LeukoSite, ProScript, Inc., HealthCare Ventures III, L.P. and HealthCare Ventures IV, L.P., the shares of LeukoSite common stock issued in connection therewith were required to be registered upon written notice to LeukoSite or as a piggyback on any other registration statement being filed by the Company.

         1999 Private Placement. Under two separate Registration Rights Agreements each dated July 20, 1999 between LeukoSite and each of Perseus Capital LLC and HealthCare Ventures V, L.P., we agreed to register the LeukoSite common stock issued in connection with the private placement and to use our best efforts to keep the Registration Statement effective for two years, or until all of the shares are sold under the Registration Statement, whichever comes first.

         Our registration of the shares of common stock hereunder does not necessarily mean that the selling stockholders will sell all or any of the shares. The following tables set forth certain information regarding the beneficial ownership of the common stock as of November 3, 1999, by each of the selling stockholders. The estimated information provided in the tables below with respect to each selling stockholder, however, has not been obtained recently from all such selling stockholders and is based only on estimations by the Company to the best of its knowledge. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with the Company. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming each selling stockholder sells all of its shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they last provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933. Selling stockholders have not provided updated information to us regarding the shares of common stock beneficially owned by them.

                              SELLING STOCKHOLDERS



                                                                               SHARES BENEFICIALLY
                                                                               OWNED AFTER OFFERING
                                                                             -------------------------
                            SHARES BENEFICIALLY    NUMBER OF SHARES
NAME AND ADDRESS            OWNED PRIOR TO         BEING OFFERED
OF BENEFICIAL OWNER         OFFERING (1)
                                                                             NUMBER    PERCENTAGE
--------------------------  ---------------------  ----------------------    ------    ---------------
Abrams, Larry                          1,320                 1,320              0               *
   24 Central Park South
   New York, NY  10019

Atlas Venture Fund II, L.P.           74,615                74,615              0               *
   222 Berkeley Street
   Boston, MA 02116
   Attn: Jean-Francois Formela

Atlas Venture Europe Fund B.V.        60,131                60,131              0               *
   P. O. Box 5225
   1410 AE NAARDEN
   The Netherlands
   Attn: Hans Bosman

Beck, Thomas R.                        1,050                 1,050              0               *
   345 Silver Hill Road
   Concord, MA 01742

Biotechnology Development             51,291                51,291              0               *
   Fund, L.P.
   575 High Street, Suite 201
    Palo Alto, CA 94301
   Attn: Virginia Leung

The Family Trust f/b/o James M. Casty     12                    12              0               *
   c/o Mr. James M. Casty
   Robin Lane
   Alpine, NJ  07620


                                                                               SHARES BENEFICIALLY
                                                                               OWNED AFTER OFFERING
                                                                             -------------------------
                            SHARES BENEFICIALLY    NUMBER OF SHARES
NAME AND ADDRESS            OWNED PRIOR TO         BEING OFFERED
OF BENEFICIAL OWNER         OFFERING (1)
                                                                             NUMBER    PERCENTAGE
--------------------------  ---------------------  ----------------------    ------    ---------------

The Family Trust f/b/o Lee S. Casty       44                    44              0               *
   c/o Mr. James M. Casty
   Robin Lane
   Alpine, NJ  07620

The Family Trust f/b/o Ronald G. Casty     8                     8              0               *
   c/o Mr. James M. Casty
   Robin Lane
   Alpine, NJ  07620

The Family Trust f/b/o Scott R. Casty     12                    12              0               *
   c/o Mr. James M. Casty
   Robin Lane
   Alpine, NJ  07620

Chiron Corporation                    87,039                87,039              0               *
   4560 Horton Street
   Emeryville, CA  94608

CIP Capital, L.P.                     59,454                59,454              0               *
   Bldg. 300
   435 Devon Park Drive
   Wayne, PA 19087
   Attn: Joseph Jackson

Deutsche Vermogens                   100,706               100,706              0               *
   Bildungsgesellschaft mbH
   Feldbergstr. 22
   60323 Frankfurt am Main
   Germany
   Attn: Berndt Ubach-Utermohl

Everest Trust                         16,334                16,334              0               *
   c/o Rho Asset Management Co.
   767 Fifth Avenue, 43rd Floor
   New York, NY  10153

Fisher, Richard A                        524                   524              0               *
   c/o UCB Research Inc.
   840 Memorial Drive
   Cambridge, MA 02139

Four Partners                         33,334                33,334              0               *
   667 Madison Avenue
   7th Floor
   New York, New York 10021



                                                                               SHARES BENEFICIALLY
                                                                               OWNED AFTER OFFERING
                                                                             -------------------------
                            SHARES BENEFICIALLY    NUMBER OF SHARES
NAME AND ADDRESS            OWNED PRIOR TO         BEING OFFERED
OF BENEFICIAL OWNER         OFFERING (1)
                                                                             NUMBER    PERCENTAGE
--------------------------  ---------------------  ----------------------    ------    ---------------

Gateway Venture                       37,187                37,187              0               *
     Partners III L.P.
   8000 Maryland Avenue, Suite 1190
   St. Louis, MO  63105
   Attn: C.E. Anagnostopoulos, Ph.D.

Goldman Sachs & Co.                  166,667               166,667              0               *
   One New York Plaza
   New York, New York 10004

HealthCare Ventures and
       Affiliated Entities         1,653,523             1,644,524          8,999               *
   44 Nassau Street
   Princeton, NJ  08542

Hudson Trust                          14,104                14,104              0               *
   47 Hulfish Street Suite 420
   Princeton, NJ 08542
   Attn: Scott Ciccone

Kisner, Daniel                         5,444                 5,444              0               *
   1849 Montgomery Avenue
   Cardiff, California 92007

Lombard Odier & Cie                  425,325               425,325              0               *
   Toedistrasse 36
   CH8027
   Zurich, Switzerland

New Day Investment
      Partnership                    111,111               111,111              0               *
   6690 LaJolla Scenic South
   LaJolla, California 92037

New York Life Insurance              162,036               162,036              0               *
        Company
   51 Madison Avenue, 2nd Floor
   New York, NY 10010
   Attn: Richard F. Drake, Room 207
             2nd Floor South,
             Home Office Building

Todd Noonan                              500                   500              0               *
   International Creative
   Management, Inc.
   40 West 57th Street, 18th Floor
   New York, New York 10019

Oracle Strategic Partners, L.P.      230,816               230,816              0               *
   712 5th Avenue, 45th Floor
   New York, NY 10019
   Attn: Norman Schleifer



                                                                               SHARES BENEFICIALLY
                                                                               OWNED AFTER OFFERING
                                                                             -------------------------
                            SHARES BENEFICIALLY    NUMBER OF SHARES
NAME AND ADDRESS            OWNED PRIOR TO         BEING OFFERED
OF BENEFICIAL OWNER         OFFERING (1)
                                                                             NUMBER    PERCENTAGE
--------------------------  ---------------------  ----------------------    ------    ---------------

Peretz Family Investments            124,757(3)            115,758          8,999               *
   20 Larchwood Drive
   Cambridge, MA 02138

Perseus Capital, LLC               1,447,595(4)          1,447,595              0               *
   The Army and Navy Club Building
   1627 I Street NW
   Suite 610
   Washington, DC 20006

Rho Management Co. Inc. and
   Affiliated Entities               563,001               563,001              0               *
   767 Fifth Avenue
   New York, NY  10153

Roche Finance Ltd                    269,901               269,901              0               *
   c/o Hoffman-La Roche, Ltd.
   124 Grensacherstrasse
   CH-4002 Basel
   Switzerland

Norma Sarofim                             80                    80              0               *
   778 Park Avenue
   New York, NY  10021

Schildkrout, Elliot & Barbara          7,777                 7,777              0               *
   45 Monadanock Road
   Newton, MA  02167

Schroders PLC and
   Affiliated Entities               878,625(6)            445,542        433,083               2.9%
   120 Cheapside
   London EC2V 6DS
   ENGLAND

Springer, Timothy                    775,547(7)            759,714         15,833               *
   Center for Blood Research
   200 Longwood Avenue
   Boston, Massachusetts 02115

Springer Family Trust                134,067               134,067              0               *
   245 Walcott Road
   Chestnut Hill, Massachusetts

Springer, Dr. Asa & Patricia          11,111                11,111              0               *
   3221 Diablo Trail
   Shingle Springs, CA  95682



                                                                               SHARES BENEFICIALLY
                                                                               OWNED AFTER OFFERING
                                                                             -------------------------
                            SHARES BENEFICIALLY    NUMBER OF SHARES
NAME AND ADDRESS            OWNED PRIOR TO         BEING OFFERED
OF BENEFICIAL OWNER         OFFERING (1)
                                                                             NUMBER    PERCENTAGE
--------------------------  ---------------------  ----------------------    ------    ---------------

S.R. One Ltd                         222,222               222,222              0               *
   200 Barr Harbor Drive
   Suite 250
   Four Tower Bridge
   West Conshohocken, PA 19428-2977

Stiefel Laboratories Ltd.             54,712                54,712              0               *
   (Ireland)
   Finisklin Industrial Estate
   Sligo, Ireland
   Attn: Thomas J. Crowley

Walsh, Christopher                    19,364(8)              9,145         10,219               *
   Harvard Medical School
   45 Shattuck Street
   Boston, Massachusetts 02115

Warner-Lambert Company               618,466               618,466              0               *
   201 Tabor Road
   Morris Plains, New Jersey 07950

Weiss Peck & Greer LLC and
   Affiliated Entities                71,111(9)             71,111              0               *
   One New York Plaza
   New York, New York 10004

Woodrich, Richard H.                     588                   588              0               *
   15 Edmunds Road.
   Wellesley Hills, MA 02481

WPG-Farber Present                    43,681                43,681              0               *
       Fund, L.P.
   One New York Plaza
   NewYork, NY 10004-1950
   Attn: Anthony Avicolli

WPG-Farber Present                     2,788                 2,788              0               *
         Overseas, Ltd.
   One New York Plaza
   New York, NY 10004-1950
   Attn: Anthony Avicolli

WPG-Present QP Fund, L.P.              4,820                 4,820              0               *
   One New York Plaza
   New York, NY 10004-1950
   Attn: Anthony Avicolli

YK Capital, L. P.                     83,000(10)            75,000          8,000               *
   509 Rochampton Road
   Hillsborough, California 94010


* Less than 1% of the outstanding shares of common stock (including the shares being registered hereunder).

(1) The shares owned, and the shares included in the total number of shares outstanding, have been adjusted, and the percentage owned has been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, and includes options, to the extent called for by such rule, with respect to shares of Common Stock that can be exercised within 60 days of November 3, 1999. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership of those shares. Except as set forth in the footnotes below, such shares are beneficially owned with sole investment and sole voting power.

(2) Includes shares held by HealthCare Ventures II, L.P., HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P. and HealthCare Ventures V, L.P., Dr. James Cavanaugh, a director of the Company, is a general partner of the general partner of each of the foregoing listed HealthCare entities. Includes shares issued in connection with the July 1998 private placement. HealthCare Ventures III, L.P. and HealthCare Ventures IV, L.P. were also represented on the Board of Directors of CytoMed, Inc. by Mark Leschly. Includes the following shares issued in connection with the CytoMed transaction: (a) 160,163 shares to HealthCare Ventures III, L.P. and (b) 47,597 shares issued to HealthCare Ventures IV, L.P. Includes 145,301 shares issued to HealthCare Ventures III, L.P. and 42,669 shares issued to HealthCare Ventures IV, L.P. in connection with the acquisition of ProScript, and 456,620 shares issued to HealthCare Ventures V, L.P. in connection with the 1999 private placement. Includes 8,999 shares of Common Stock which HealthCare Ventures LLC has the right to acquire within 60 days of November 3, 1999 upon the exercise of stock options.

(3) Dr. Martin Peretz, a director of LeukoSite, is a general partner of the Peretz Family Investments. Includes 8,999 shares of Common Stock which Dr. Peretz has the right to acquire within 60 days of November 3, 1999 upon the exercise of stock options.

(4) Includes 416,667 shares issued in connection with the July 1998 Private Placement and 1,030,928 shares issued in connection with the July 1999 Private Placement.

(5) Includes 548,307 shares issued in connection with the July 1998 private placement and, with respect to Rho Management Trust II, 14,694 shares issued at the closing in connection with the CytoMed transaction.

(6) Includes shares held by Schroder Ventures International Life Sciences Fund L.P. 1 ("Schroder 1"), Schroder Ventures International Life Sciences

         Fund L.P.2 ("Schroder 2"), Schroder Ventures International Life Sciences Fund Trust (the "Schroder Trust"), Schroders Incorporated and Schroder Ventures International Life Sciences Co-Investment Scheme (the "Co-Investment Scheme"). Includes the following shares issued in connection with the CytoMed transaction: (a) 97,259 shares issued at the closing to Schroder 1; (b) 21,613 shares issued at the closing to Schroder 2; (c) 34,235 shares issued at the closing to the Schroder Trust; and (d) 768 shares issued at the closing to the Co-Investment Scheme. Also includes 8,999 shares of Common Stock which Schroders PLC has the right to acquire within 60 days of November 3, 1999 upon the exercise of stock options. Schroders PLC was represented on the Board of Directors of CytoMed, Inc. until January 1, 1999 by Barbara Piette and is currently represented on the LeukoSite Board of Directors by Kate Bingham.

(7) Includes 15,833 shares of Common Stock which Dr. Springer has the right to acquire within 60 days of November 3, 1999 upon the exercise of stock options. Dr. Springer is a director of LeukoSite.

(8) Includes 10,219 shares of Common Stock which Dr. Walsh has the right to acquire within 60 days of November 3, 1999 upon the exercise of stock options. Dr. Walsh is a director of LeukoSite.

(9) Includes shares held by WPG Life Sciences Fund, L.P. and WPG Institutional Life Sciences, L.P. See also WPG-Farber Present Fund, L.P., WPG-Farber Present Overseas, Ltd. and WPG-Present QP Fund, L.P.

(10) Dr. Yasunori Kaneko, a director of LeukoSite, is a general partner of YK Capital, L.P. Includes 8,000 shares of Common Stock which Dr. Kaneko has the right to acquire within 60 days of November 3, 1999 upon the exercise of stock options.

                              PLAN OF DISTRIBUTION

      The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

     --on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Stock Market,

     --in the over-the-counter market,

     --in private transactions,

     --through options,

     --by pledge to secure debts and other obligations, or

     --a combination of any of the above transactions.

         If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering. The supplement will set forth the aggregate number of shares of common stock being offered and the terms of such offering, including the name or names of the broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed to be paid to broker/dealers.

         The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through broker/dealers or agents. The selling stockholders and any broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may not sell all of the shares. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

         To comply with the securities laws of certain jurisdictions the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock offered hereby may not simultaneously engage in market-making activities with respect to the common stock for a specified period prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, including Regulation M, which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

         All expenses of this registration will be paid by LeukoSite. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. The selling stockholders will pay all underwriting discounts and selling commissions, if any.

                                  LEGAL MATTERS

         Bingham Dana LLP, Boston, Massachusetts will give its opinion that the shares offered in this prospectus have been validly issued and are fully paid and non-assessable. Justin P. Morreale, a partner at Bingham Dana LLP, is the Secretary of LeukoSite. Other attorneys at Bingham Dana LLP own a total of approximately 1,600 shares of common stock.

                                     EXPERTS

         The consolidated financial statements of LeukoSite as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, incorporated by reference into this prospectus and this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

         WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY STATE WHERE AN OFFER IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF
DECEMBER 2, 1999 (UNLESS OTHERWISE INDICATED HEREIN). YOU SHOULD NOT ASSUME
THAT THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.

         TABLE OF CONTENTS

                                                  PAGE
                                                  ----

Where You Can Get More Information                  2
Forward-looking Statements                          3
Risk Factors                                        4
LeukoSite                                          13
Recent Developments                                13
Use of Proceeds                                    14
Selling Stockholders                               14
Plan of Distribution                               22
Legal Matters                                      24
Experts                                            24






                                8,140,667 SHARES

                                 LEUKOSITE, INC.

                                  COMMON STOCK

                               -------------------

                                   PROSPECTUS

                                December 3, 1999

                               -------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):


SEC Registration Fee                                      $6,597.00
Nasdaq National Market Listing Fees                      $12,625.00
Legal Fees and Expenses                                 $200,000.00
Accountants' Fees and Expenses                            $1,500.00
Miscellaneous Costs                                         $300.00

         Total                                          $221,022.00



         All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

         The Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Company, copies of which are filed herein as Exhibit 3.3 and 3.4, provide for advancement of expenses and indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions to the fullest extent permissible under Delaware law.

         Each of the Registration Rights Agreements, dated as of July 1, 1998 and July 20, 1999 and the Agreement and Plan of Merger and Reorganization, dated January 4, 1999, and the Agreement and Plan of Merger and Reorganization, dated June 22, 1999 provides for indemnification by the Registrant of each of the selling stockholders against certain liabilities under the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws or otherwise, and provides for indemnification by the selling stockholders of the Registrant and its directors, its officers and certain control persons against certain liabilities under the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws or otherwise.

ITEM 16. EXHIBITS

EXHIBITS
--------
   *3.3   Restated Certificate of Incorporation of the Registrant
   *3.4   Amended and Restated By-Laws of the Registrant, as amended to date
    4.1 Specimen certificate for shares of common stock issued in connection with the CytoMed Merger
    5     Opinion of Bingham Dana LLP
   10.1   Agreement and Plan of Merger and Reorganization, dated January 4, 1999
   23.1   Consent of Bingham Dana LLP (included in Exhibit 5)
   23.2   Consent of Arthur Andersen LLP


--------
* Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-30213).


ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, LeukoSite, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 3 day of December, 1999.


                                       LEUKOSITE, INC.



                                       /s/ Christopher K. Mirabelli
                                       -----------------------------------
                                       Christopher K. Mirabelli
                                       CHAIRMAN OF THE BOARD OF DIRECTORS,
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby appoint each of Christopher K. Mirabelli and Augustine Lawlor severally, acting alone and without the other, his/her true and lawful attorney-in-fact with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this Registration Statement on Form S-3, to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


       SIGNATURE                                 TITLE                                  DATE
       ---------                                 -----                                  ----

                                    Chairman of the Board of Directors, President,      December 3, 1999
/s/ Christopher K. Mirabelli        Chief and Executive Officer (Principal
--------------------------------    Executive Officer)
Christopher K. Mirabelli


                                    Senior Vice President, Corporate                    December 3, 1999
/s/ Augustine Lawlor                Development, Chief Operating and Financial
--------------------------------    Office (Principal Financial and Accounting Officer)
Augustine Lawlor


                                    Director                                            December 3, 1999
/s/ Kate Bingham
--------------------------------
Kate Bingham


                                    Director                                            December 3, 1999
/s/ James Cavanaugh
--------------------------------
James Cavanaugh


                                    Director                                            December 3, 1999
/s/ Yasunori Kaneko
--------------------------------
Yasunori Kaneko


                                    Director                                            December 3, 1999
/s/ Martin Peretz
--------------------------------
Martin Peretz


                                    Director                                            December 3, 1999
/s/ Mark Skaletsky
--------------------------------
Mark Skaletsky


                                    Director                                            December 3, 1999
/s/ Timothy A. Springer
--------------------------------
Timothy A. Springer


                                    Director                                            December 3, 1999
/s/ Christopher T. Walsh
--------------------------------
Christopher T. Walsh


                                  EXHIBIT INDEX

EXHIBITS

   *3.3   Restated Certificate of Incorporation of the Registrant
   *3.4   Amended and Restated By-Laws of the Registrant, as amended to date
    4.1 Specimen certificate for shares of common stock issued in connection with the CytoMed Merger
    5     Opinion of Bingham Dana LLP
   10.1   Agreement and Plan of Merger and Reorganization, dated January 4, 1999
   23.1   Consent of Bingham Dana LLP (included in Exhibit 5)
   23.2   Consent of Arthur Andersen LLP


--------
* Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-30213).